UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2018

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

30930 Russell Ranch Road, Suite 301 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 661-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2018, MannKind Corporation (the “Company”) entered into a privately-negotiated exchange agreement (the “Exchange Agreement”) with certain holders of its outstanding 5.75% Convertible Senior Notes due 2021 (the “2021 notes”), pursuant to which the Company agreed to issue 2,250,000 shares of its common stock (the “Exchange Shares”) in exchange for the cancellation of $5.0 million principal amount of the 2021 notes and unpaid accrued interest thereon (the “Exchange”). The exchange price for the Exchange Shares is approximately $2.2567 per share.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, a copy of which is attached to this report as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this report is incorporated by reference into this Item 3.02. The Company offered the Exchange Shares in reliance on the exemption from registration provided by Sections 3(a)(9) of the Securities Act of 1933, as amended. The closing of the Exchange is expected to occur on or before June 4, 2018, subject to customary closing conditions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Exchange Agreement, dated May 25, 2018, by and between MannKind Corporation and certain holders of MannKind Corporation’s 5.75% Convertible Senior Notes due 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2018	MANNKIND CORPORATION

	By:	/s/ David Thomson
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary